Exhibit 99.1

P R E S S  R E L E A S E

Splunk Appoints Four-Star U.S. Army General Dennis Via to its Board of Directors

Seasoned Leader Brings 40+ Years of Military and Technology Leadership Expertise to Splunk

SAN FRANCISCO – November 12, 2020 – Splunk Inc. (NASDAQ: SPLK), provider of the Data-to-Everything Platform, today announced that retired Army General Dennis Via has joined Splunk’s Board of Directors, bringing more than 40 years of military, technology and public sector leadership experience to the role.

Currently, General Via serves as an Executive Vice President with Booz Allen Hamilton, a technology and management consulting firm headquartered in McLean, Virginia. As a senior leader in the Booz Allen Global Defense Group’s Joint Combatant Command business, General Via leads security cooperation with a focus on innovation, transformation and multi-year market growth strategies. He also serves as a Defense Fellow, helping defense, intelligence and homeland security clients manage today’s evolving threat and budgetary environments.

“All three branches of the U.S. government and all four branches of the U.S. military leverage Splunk’s Data-to-Everything Platform to solve their toughest IT, Security and Observability challenges. General Via is a technology luminary within the government, and knows this world inside and out,” said Doug Merritt, President and CEO of Splunk. “I am thrilled to welcome Dennis to Splunk’s Board of Directors and am confident his extensive experience will help accelerate Splunk’s impact on our public sector customers and broader customer base.”

During his 36-year military career, General Via held multiple command and senior leader positions across the Department of Defense (DoD) in the areas of information technology, network operations, cybersecurity and global supply chain. Via culminated his career as the Commanding General of the U.S. Army Materiel Command, the Army’s primary logistics and sustainment command, responsible for managing the global supply chain and synchronizing logistics and sustainment activities across the U.S. Army. He also held multiple commander, signal, and chief information officer roles, working on everything from communications infrastructure and cybersecurity to global logistics and engineering.

“I am honored to join the Splunk Board,” said General Via. “Splunk’s customer-first focus, along with the company’s exceptional reputation for delivering actions and outcomes that positively impact the world through data, is truly admirable. I look forward to the opportunity to support the company’s vision of creating lasting data outcomes for its customers.”

General Via holds a B.S. from Virginia State University and a Master of Education from Boston University. He serves on the boards of directors of Milliken & Company and the nonprofit Capital Partners for Education, and is a member of the Council on Foreign Relations, the Association of the United States Army, and the Armed Forces Communications Electronics Association (AFCEA).

Splunk Inc.│www.splunk.com

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) turns data into doing with the Data-to-Everything Platform. Splunk technology is designed to investigate, monitor, analyze and act on data at any scale.

Splunk, Splunk>, Data-to-Everything, D2E and Turn Data Into Doing are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2020 Splunk Inc. All rights reserved.

For more information, please contact:

Media Contact

Bill Bode

Splunk Inc.

press@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

ir@splunk.com

Splunk Inc.│www.splunk.com